Exhibit 21.1 List of Subsidiaries



Lion Copper and Gold Corp.
(Canada)
100%
Quaterra Alaska Inc.[1]
(USA)
100%
Singatse Peak Services LLC
(Nevada, USA)
Yerington Deposit
MacArthur Project
Bear Deposit
Wassuk Property
Huneyell
100%
MRE, LLC
(Delaware, USA)
Weed Hieghts
48.8%
Blue Copper Royalties LLC
(Wyoming, USA)
Butte Valley Royalty
Nieves Project Royalty